DiVall Insured Income Properties 2, L.P.
Quarterly News

February 15, 2023

ORIGINAL INVESTOR INVESTMENT REVIEW

We thought it would be a helpful prospective for original investors (from 1988-1990) to understand how much of their investment actually was placed in real estate or available to them after the original general partners deceptive activities. I think this is why when The Provo Group assumed operational authority in February, 1993 as well as being elected general partner in May, 1993, so many investors feared they had lost all their investment.

	Total	Per Unit
Original capital invested	$46,280,300	$1,000
Syndication fees	(6,921,832)	(150)
Diverted funds by Original G.P.'s	(4,500,000)	(97)
Distributions to Original G.P.'s through 1992	(1,547,742)	(33)
Estimated capital available for real estate investment	$33,310,756	$720
Capital received from sales of properties	(23,427,135)	(506)
Net Remaining Initial Investment by Original Partners in R.E. assets	$9,883,362	$214
Net Asset Value ("NAV") as of December 31, 2022	$23,834,200	$515
Distributions from Operations (only)	$59,925,133	$1,295

The story of the above summary is straightforward… An original investor experienced only $720/unit invested in real estate.

This investor has received $506/unit returned from sales. The current NAV is $515/unit, which would recover all of the initial $1,000/unit investment.
Additionally, the original investment has received operating distributions of $1,295/unit.

ORIGINAL INVESTOR BASIS UPON SALE

The properties have all been fully depreciated and accordingly, the only tax basis available would be associated with the cost of land.

	Total	Per Unit
Remaining portfolio's land value	$2,564,128	$55
Estimated NAV value upon sale of portfolio	23,834,200	515
Gain on sale for original investors	$21,270,072	$460
Capital gain tax rate plus estimated recapture of depreciation rates - blended @ 30% (for illustration purposes only)	(6,381,022)	(138)
Net Proceeds after tax (est.)	$14,889,050	$322
Estimated Operating Distribution for 2023	$1,000,000	$ 22

The purpose of the above projection (as estimated) demonstrates that even if an original investor received $515/unit upon a liquidation, the investor might receive $322/unit after capital gain and recapture taxes. As we expect to distribute at least $22/unit in 2023, the investor would need a 6.8% yield (with inflation protection) to replace current income and increased percentage rents from tenant sales growth.

DISTRIBUTION HIGHLIGHTS

$475,000 ($10.26 per unit) will be distributed for the fourth quarter of 2022 on or about February 15, 2023.

Since the Partnership's initial "investable" capital raise of $33 million (net of $13 million of syndication fees and original G.P.'s shenanigans) in the late 1980's; the Partnership has distributed approximately $83 million to investors, from both operations and strategic sales.

NET ASSET VALUE ("NAV")

Our NAV decreased from $520/unit as of 12/31/21 to $515/unit as of 12/31/22. Frankly, I was surprised. With the Federal Reserve action on interest rates as well as our sale of Walton Way and a return of capital distribution of $31/unit, one would expect a lower NAV.

My question to the appraiser ...

Q. The cap rate comparison was a pleasant surprise considering Fed activity. Is it more representative of sales supporting high fixed rents with a positive impact on cap rates compared to 2021?

A. (from independent appraiser) Yep, and honestly net leased deals have not been impacted like other assets. Investors are still looking for safe bets and net leased deals are attractive.

Five of our six extended Wendy's had a combined appraised value increase of $1,150,000 ($25/unit) or 6.7% over 2021. The sales of these properties grew by $300,000 year-over-year or an additional $0.45/unit of percentage rents.

SALE OF REMAINING PROPERTIES

As we have indicated in the past, the partnership liquidation will be progressive; beginning with the most difficult property sales, based on lease duration (1 Applebee's and 1 Wendy's). After those sales, the "package" of six extended Wendy's leases should be attractive to large institutional investors versus one-off properties attracting small investors who create amplified returns with leverage (debt). Obviously, the debt factor in single property sales has become a difficult element at today's elevated interest rates.

WIND-UP AND LIQUIDATION OF PARTNERSHIP

The liquidation of a partnership, particularly a publicly registered (SEC) partnership; is not as simple as a sale of a stock or bond in which an investor buys and sells, settles within days and receives a handy Form 1099 for tax year-end. The corporation continues to exist and files taxes at the corporate level. Any IRS audits and adjustments can be handled at the corporate level. With a partnership, issuing Form K-1's at the individual investor level, all profit/loss or gain/loss is passed through on a pro-rata basis to the investor as would any tax adjustments years after filing annual tax returns. Someone has to be around to manage the process of extricating the partnership from SEC reporting; IRS claims; investor needs of investor databases and continuing existence for "incurred but not reported" claims from property purchasers and investors both original and secondary market purchasers. In the next newsletter we will layout the type of wind-up timeline one can expect from the liquidation of a public partnership. We've done both DiVall 1 and DiVall 3, so we have experience and war stories.

COMPUTERSHARE

You have recently received a "welcome package" from Computershare. You might be curious why we would move investor relations at this time considering liquidation efforts. There are a few points:

1. Our 27-year relationship with Phoenix American out of San Francisco, was financially abusive, with no reasonable possibility of reduced costs at a fixed annual amount, particularly important during the wind-up years.
2. Computershare provides us state-of-the-art investor services at a fixed annual rate for three years at an annual savings of close to $1.50/unit.

We encourage all investors to take advantage of the reporting sophistication of Computershare (online individual portals like Ameritrade or Schwab) as well as ACH distribution payments to assure deposit receipt of distributions on the date issued. (I imagine many of us have had poor experiences with the USPS).

-BRUCE PROVO

COMPUTERSHARE CONTACT INFORMATION:

PHONE INQUIRIES:

UNIT HOLDERS:
1-866-637-9460 (US, Canada, PR)
1-781-575-2428 (Toll Non-US)

BROKERS:
1-866-690-8162 (Toll free US)
1-781-575-4019 (Toll Non-US)

US MAIL:
Computershare
P.O. Box 43007
Providence, RI 02940-3007

BY OVERNIGHT DELIVERY:
Computershare
150 Royall Street, Suite 101
Canton, MA 02021

EMAIL: **web.queries@computershare.com**

Access to Additional Financial Information

For further quarterly 2022 unaudited financial information, see the Partnership's interim financial reports filed as part of the Partnership's Form 10-Q. A copy of this filing and other public reports can be viewed and printed free of charge at the Partnership's website at www.divallproperties.com or at the SEC's website at www.sec.gov. The Partnership's 2021 Annual Report on Form 10-K was filed with the SEC on March 31, 2022, which also can be accessed via the websites listed.